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                                                                    Exhibit 23.2


                          Independent Auditors Consent


We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-15859, 333-36359, 333-21191, 333-36644) and on Form S-3 (Nos.
333-53717, 333-72509, 333-85823) and Form S-4 (No. 333-91605) of National
Oilwell, Inc. of our report dated March 8, 2000 with respect to the consolidated financial statements of IRI International Corporation and Subsidiaries as of December 31, 1999 and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 1999, which report is filed as an exhibit to the Annual Report of National Oilwell, Inc. on Form 10-K for the year ended December 31, 2000.

/s/  KPMG LLP


Houston, Texas
March 1, 2001